Exhibit 23.3

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Calumet Specialty Products Partners, L.P. and Calumet Finance Corp. of our report dated November 14, 2012, relating to the combined financial statements of Montana Refining Company, Inc. and Great Divide Pipeline Corporation, appearing in the Current Report on Form 8-K/A of Calumet Specialty Products Partners, L.P. dated December 4, 2012 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Accountants

May 15, 2013

Calgary, Canada